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                                                                       EXHIBIT 5





6225 Smith Avenue
Baltimore, Maryland 21209-3600
www.piperrudnick.com

PHONE    (410) 580-3000
FAX      (410) 580-3001

                                 October 3, 2000

Human Genome Sciences, Inc.
9410 Key West Avenue
Rockville, Maryland  20850

Ladies and Gentlemen:

         We have acted as counsel for Human Genome Sciences, Inc., a Delaware corporation (the "Company"), in the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") relating to 795,412 shares of the Company's common stock, par value $.01 per share (the "Shares"). The Shares will be offered and sold by certain stockholders of the Company.

         In such capacity, we have reviewed the following documents:

         (a) The Certificate of Incorporation of the Company, certified by the Delaware Secretary of State;

         (b) The By-Laws of the Company, as certified by an officer of the Company;

         (c)    The Registration Statement;

         (d) Certified resolutions of the Board of Directors of the Company relating to the Registration Statement and the authorization and issuance of the Shares;

         (e) A good standing certificate for the Company, dated a recent date, issued by the Delaware Secretary of State;

         (f) An officer's certificate (the "Certificate") of the Company, dated the date hereof, as to certain factual matters; and


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                                                     Human Genome Sciences, Inc.
                                                                 October 3, 2000
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         (g)    Such other documents as we have considered necessary to the rendering of the opinion expressed below.

         In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties. As to any facts material to this opinion which we did not independently establish or verify, we have relied solely upon the Certificate.

         Based upon and subject to the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that, as of the date hereof, the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

         The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur. We hereby consent to (i) the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and (ii) the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Piper Marbury Rudnick & Wolfe LLP